Exhibit 10.1

December 8, 2010

Al Wood

C/O Dialogic Inc.

926 Rock Avenue

San Jose, California 95131

Dear Al:

This letter sets forth the substance of the transition and separation agreement (the “Agreement”) that Dialogic (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION DATE. Your employment termination date will be March 31, 2011, or such earlier date if your employment is terminated before March 31, 2011 by either you or the Company pursuant to Section 2(c) below. Your last day of employment, regardless of when such date occurs, shall be deemed the “Separation Date.” The Company and you currently expect that you will not suffer a “separation from service” (as such term is defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternate definitions thereunder, “Separation from Service”) prior to your Separation Date.

2. TRANSITION PERIOD.

a. Duties and Compensation. Between now and the Separation Date (the “Transition Period”), you will remain an employee of the Company, with the same title, duties and compensation currently in effect; provided, however, that if a new Chief Financial Officer is hired during the Transition Period, your title and duties may be modified (in the Company’s sole discretion). During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under your Employee Proprietary Information and Inventions Agreement).

b. Equity. All of your equity interests in the Company will continue vesting during the Transition Period pursuant to the existing terms and conditions and, except as expressly provided in this Agreement, shall continue to be governed in all respects by the terms of the governing plan documents and agreements between you and the Company.

c. Termination.

(i) During the Transition Period, you are entitled to resign your employment for any reason. In the event your resign your employment, your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the Retention Payment set forth in Section 2(d)), except for: (1) any unpaid salary and vacation accrued through the Separation Date; (2) the COBRA Premium Amount (as defined below), and (3) certain severance benefits on the terms and conditions set forth below in

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

Section 3. All amounts paid under this Section 2(c)(i) are subject to standard payroll deductions and withholdings

(ii) During the Transition Period, the Company is entitled to terminate your employment for any reason, with or without cause. If the Company terminates your employment prior to March 31, 2011, you will receive (1) your unpaid salary and vacation accrued through the Separation Date, paid in a lump sum on your Separation Date, (2) the Retention Payment set forth in Section 2(d) below, paid in a lump sum on your Separation Date, and (3) a lump sum payment on your Separation Date equal to the base salary you would have earned had you remained employed from the Separation Date through March 31, 2011 (the “Additional Salary Amounts”). In addition, you will remain eligible to receive your severance benefits on the terms and conditions set forth below in Section 3 and the COBRA Premium Amount. The parties acknowledge and agree that prior to the date of this Agreement you had no right or entitlement to the Retention Payment, the Additional Salary Amounts or the COBRA Premium Amount. All amounts paid under this Section 2(c)(ii) are subject to standard payroll deductions and withholdings.

d. Retention Payment. Except as set forth above in Section 2(c)(ii), provided you remain actively employed by the Company on a full time basis through March 31, 2011, then you will receive a one-time lump-sum retention bonus payment equal to $25,000 (the “Retention Payment”). Except as set forth above in Section 2(c)(ii), the Retention Payment shall be paid in a lump sum on March 31, 2011 and shall be subject to standard payroll deductions and withholdings.

e. COBRA Premium Amount. On February 28, 2011, the Company shall make a lump sum severance payment to you in an amount equal to the applicable premium payable for twelve (12) months to continue group health insurance coverage for you and your covered dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together, with any state law of similar effect, “COBRA”) as such coverage was in effect on the earlier of (i) February 28, 2011 and (ii) your Separation from Service, which amount shall be calculated based on the applicable COBRA premium on such date (the “COBRA Premium Amount”). The COBRA Premium Amount will be subject to standard payroll deductions and withholdings, and will be paid regardless of whether you elect COBRA continuation coverage.

3. SEVERANCE BENEFITS. If you sign the Separation Date Release attached hereto as Exhibit A on the Separation Date and allow that release to become effective in accordance with its terms but in all cases not later than eight (8) days after your Separation Date, then the Company will provide you with the following severance benefits:

a. Severance Payment. The Company shall make a lump-sum severance payment to you in an amount equal to 100% of your annual base salary (the “Cash Severance Benefits”), less standard payroll deductions and withholdings, payable on first day following the six (6) month anniversary of the date of your Separation from Service.

b. Acceleration. The Company shall accelerate the vesting of your compensatory equity awards covering shares of the Company’s common stock such that all such

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

awards shall be immediately vested and exercisable as of the Separation from Service, provided, however, that to the extent necessary for compliance with Code Section 409A, any shares of stock subject to such awards shall not be issued to you until the first day after the date that is the six (6) month anniversary of the date of your Separation from Service. Pursuant to the Company’s 2006 Equity Incentive Plan, you will have ninety (90) days following the Separation Date in which to exercise all such compensatory stock options.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further acknowledge and agree that upon receipt of the severance benefits set forth in Section 3, you will have received all severance benefits to which you may be entitled, including any such benefits as provided in your Offer of Employment with the Company dated April 13, 2005, as amended on April 21, 2006, and September 8, 2008 (the “Employment Agreement”).

5. 409A COMPLIANCE. The severance benefits provisions of your Employment Agreement are hereby amended, restated and superseded in their entirety for purposes of compliance with the plan document requirements of Section 409A of the Code. It is expected, as of the date of this Agreement, that upon your Separation Date, you will, at that time, have a Separation from Service. All of the payments under this Agreement, including but not limited to the Retention Payment, the Additional Salary Amounts, the COBRA Premium Amount and the Cash Severance Benefits are separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). The Retention Payment, Additional Salary Amounts, COBRA Premium Amount and equity vesting acceleration benefits are intended to satisfy to the greatest extent possible the requirements for the exemptions from application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). The Cash Severance Benefits and the equity vesting acceleration benefits (to the extent such vesting benefits are applied to compensatory equity awards that are not themselves exempt from Code Section 409A) are intended to comply with the requirements of Section 409A, including the requirements of Code Section 409A(a)(2)(B) as applicable to “specified employees” to the extent necessary to avoid adverse personal tax consequences under Section 409A, the terms of which are incorporated by reference herein, and any ambiguities herein shall be interpreted accordingly. For purposes of compliance with Treasury Regulation Section 1.409A-1(b)(4), any amounts that are payable in reliance on such exemption will be paid, in all cases, not later than the 15th day of the third calendar month following the year in which such amounts are no longer subject to a substantial risk of forfeiture

6. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

8. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

9. NONDISPARAGEMENT. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. YOUR RELEASE OF CLAIMS.

a. General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.

b. Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

c. Excluded Claims. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against the Company or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

12. ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

13. THE COMPANY’S RELEASE OF CLAIMS. The Company hereby releases you from any and all claims, liabilities or obligations of every kind and nature, whether they are known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this Agreement; provided, however, that this release shall not extend to claims arising from any of your contractual or statutory obligations to refrain from the use or disclosure of proprietary or trade secret information belonging to the Company, nor to any claims arising from your willful misconduct which caused material injury to the Company. The Company represents that as of the date this Agreement is signed, it is unaware of any such claims against you.

14. SECTION 1542 WAIVER. In granting the release herein, which includes claims that may be unknown to you at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

15. MISCELLANEOUS. This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

DIALOGIC

By:	/s/ Eric Schlezinger
Eric Schlezinger
General Counsel

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Al Wood
Al Wood

Date: December 8, 2010

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

EXHIBIT A

SEPARATION DATE RELEASE

(TO BE SIGNED ON THE SEPARATION DATE)

In exchange for the separation benefit to be provided to me by Dialogic (the “Company”) pursuant to the Separation Agreement between the Company and me dated December     , 2010 (the “Separation Agreement”), I hereby provide the following Separation Date Release (the “Separation Date Release”).

In exchange for the consideration under this Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Agreement.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against the Company or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

the ADEA Waiver is in addition to anything of value to which I was were already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Agreement; (b) I should consult with an attorney prior to signing this Agreement; (c) I have had twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the date I sign this Agreement to revoke (in a written revocation sent to the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Agreement (the “Separation Date Release Effective Date”).

In granting the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

I hereby represent that to date: (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:

Al Wood

Date:

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Dialogic Inc. 926 Rock Avenue, San Jose, CA 95131 USA
www.dialogic.com	Tel: 408-750-9400 Fax: 408-750-9510